Exhibit 3.2

(to become effective immediately

upon effectiveness of the Offering)

FORM OF

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

KENEXA CORPORATION

A Business-Stock Domestic Corporation

In compliance with the requirements of the Pennsylvania Business Corporation Law of 1988, as amended, 15 Pa.C.S. § 1911 et. seq. (relating to amendment of articles of incorporation), the corporation hereby desires to amend and restate its Articles of Incorporation in their entirety as follows:

FIRST: The name of the corporation is: Kenexa Corporation (the “Corporation”).

SECOND: The location and address of this corporation’s registered office in this Commonwealth of Pennsylvania and the county of venue is: 650 East Swedesford Road, Wayne, PA 19087-1609, Montgomery County.

THIRD: The corporation was incorporated under the provisions of the Business Corporation Law of 1988 (15 Pa. C.S. §§ 1101 et. seq.) (the “Business Corporation Law”) on August 10, 1987 under the name Insurance Services, Inc.

FOURTH:

A. Authorized Shares

The total number of shares of capital stock which the Corporation has authority to issue is 110,000,000 shares, consisting of:

1. 10,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”); and

2. 100,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”).

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.

B. Preferred Stock

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the Commonwealth of Pennsylvania (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

1. the designation of the series, which may be by distinguishing number, letter or title;

2. the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

3. whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

4. the dates at which dividends, if any, shall be payable;

5. the redemption rights and price or prices, if any, for shares of the series;

6. the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

7. the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

8. whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

9. restrictions on the issuance of shares of the same series or of any other class or series; and

10. the voting rights, if any, of the holders of shares of the series.

Except as may be provided in these Amended and Restated Articles of Incorporation (the “Restated Articles”) or in a Preferred Stock Designation, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of shareholders at which they are not entitled to vote. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the votes entitled to be cast by the holders of a majority of the outstanding Common Stock, voting as one class, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

C. Common Stock

1. Dividends. Except as otherwise provided by the Business Corporation Law or these Restated Articles, the holders of Common Stock are subject to: (i) the rights of holders of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Designation, shall share ratably in all dividends payable in cash, stock or otherwise and other distributions, whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise; and (ii) all the powers, rights, privileges, preferences and priorities of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Designation.

2. Conversion Rights. The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

3. Preemptive Rights. No holder of Common Stock shall have any preemptive, subscription, redemption, conversion or sinking fund rights with respect to the Common Stock, or to any obligations convertible (directly or indirectly) into stock of the Corporation whether now or hereafter authorized.

4. Voting Rights. Except as otherwise provided by the Business Corporation Law or these Restated Articles and subject to the rights of holders of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Designation, all of the voting power of the shareholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the shareholders of the Corporation.

5. Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any shareholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

FIFTH: The Corporation is to have perpetual existence.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

SEVENTH: The shareholders of the Corporation shall not be entitled to cumulate their votes for the election of directors.

EIGHTH: The Corporation expressly elects not to be governed by the provisions contained in Subchapters E (Control Transactions), G (Control-Share Acquisitions) and H (Disgorgement by Certain Controlling Shareholders for Employees Terminated Following Attempts to Acquire Control) of Chapter 25 of the Business Corporation Law.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Restated Articles in the manner now or hereafter prescribed herein and by the laws of the Commonwealth of Pennsylvania, and all rights conferred upon shareholders herein are granted subject to this reservation.

TENTH: Classification of Directors.

A. Subject to the rights of the holders of any series of Preferred Stock to elect directors under circumstances specified in any Preferred Stock Designation, the number of directors of the Corporation shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the whole Board, but shall not be less than one or greater than nine. A director need not be a shareholder.

B. The directors, other than those who may be elected by the holders of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Designation, shall be divided into three classes, as nearly equal in number as possible. One class of directors shall be initially elected for a term expiring at the annual meeting of shareholders to be held in 2006, another class shall be initially elected for a term expiring at the annual meeting of shareholders to be held in 2007, and another class shall be initially elected for a term expiring at the annual meeting of shareholders to be held in 2008. Members of each class shall hold office until their successors are elected and shall have qualified. At each annual meeting of the shareholders of the Corporation, commencing with the 2006 annual meeting, the successors of the class of directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. No decrease in the number of authorized directors constituting the whole Board of Directors shall shorten the term of any incumbent director.

C. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as provided herein or in any Preferred Stock Designation, and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and shall not be filled by the shareholders unless there are no directors remaining on the Board of Directors. Any director so chosen (a “vacancy director”) shall be a director of the same class as the director whose vacancy he or she fills. Such vacancy director shall hold office until the next annual meeting of shareholders and until his or her successor shall have been elected and qualified. The shareholders shall thereupon elect a director to fill the vacancy having been temporarily filled by the vacancy director, which individual may include the incumbent vacancy director. The director so elected shall be a director of the same class as the vacancy director and shall serve until the annual meeting of shareholders at which the term of office of such class expires and until such director’s successor shall have been duly elected and qualified.

D. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Designation, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class.

ELEVENTH: Notwithstanding any other provisions of these Restated Articles or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or these Restated Articles, the affirmative vote of the holders of at least eighty percent (80%) of the Voting Stock shall be required to alter, amend or repeal Article Tenth hereof or this Article Eleventh, or any provision thereof or hereof, or to adopt any provision inconsistent with Article Tenth or this Article Eleventh, unless such alteration, amendment, repeal or adoption shall be approved by a majority of the directors of then in office.